As filed with the Securities and Exchange Commission on March 1, 2024

Registration No. 333-270235

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

File No. 333-270235

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NETLIST, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4812784
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

111 Academy, Suite 100

Irvine, CA 92617

(Address of Principal Executive Offices) (Zip Code)

Amended and Restated 2006 Equity Incentive Plan of Netlist, Inc.

Employment Inducement Stock Option Agreement

(Full title of the plan)

Chun K. Hong

President, Chief Executive Officer and Sole Director

111 Academy, Suite 100, Irvine, CA 92617

(Name and address of agent for service)

(949) 435-0025

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

Netlist, Inc. (the “Company” or “Registrant”) is filing this post-effective amendment (the “Post-Effective Amendment”) to the following Registration Statement on Form S-8 (“Registration Statement”), which has been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister certain shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), registered but unsold or otherwise unissued under the below Registration Statements as follows:

•	Registration Statement on Form S-8 (No. 333-270235) filed with the SEC on March 2, 2023, pertaining to the registration of (i) 1,200,000 shares of Common Stock available for issuance under the Amended and Restated 2006 Equity Incentive Plan of the Company and (ii) 25,000 shares of Common Stock that may be issued upon vesting of the Inducement RSU Awards (the “September 2022 Inducement Award”) granted to one employee pursuant to a Restricted Stock Unit Agreement, dated as of September 1, 2022, by and between the Company and this employee (the “September 2022 Agreement”).

With respect to the Common Stock subject to the September 2022 Inducement Award, 25,000 shares of Common Stock included in this Registration Statement are no longer issuable pursuant to the September 2022 Agreement.

Therefore, in accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, the securities registered under the Registration Statement that have not been sold, the Company hereby amends the Registration Statements to deregister 25,000 shares of Common Stock registered and unsold under the Registration Statement on Form S-8 (No. 333-270235).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on March 1, 2024.

NETLIST, INC.

By:	/s/ Chun K. Hong
Chun K. Hong
President, Chief Executive Officer and Sole Director

Pursuant to the requirements of the Securities Act, the Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Chun K. Hong	President, Chief Executive Officer and Sole Director	March 1, 2024
Chun K. Hong	(Principal Executive Officer)

/s/ Gail Sasaki	Executive Vice President and Chief Financial Officer	March 1, 2024
Gail Sasaki	(Principal Financial and Accounting Officer)

INDEX TO EXHIBITS

		Filed	Incorporated by Reference
Exhibit No.	Description	Herewith	Form	File No.	Exhibit	Filing Date
23.1	Consent of KMJ Corbin & Company LLP.	X

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